EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	John R. Lee
Senior Vice President
Chief Financial Officer
(205) 510-4051

PEMCO AVIATION GROUP REPORTS FIRST QUARTER 2005 RESULTS

BIRMINGHAM, AL (May 10, 2005) – Pemco Aviation Group, Inc. (NASDAQ: PAGI), a leading provider of aircraft maintenance and modification services, today announced 2005 first quarter net income of $1.16 million ($0.26 per diluted share) compared with $1.04 million ($0.23 per diluted share) in the first quarter of 2004, an increase of 11.5%. Revenue for the first quarter of 2005 was $44.0 million compared to $43.2 million in first quarter of 2004, an increase of 1.9%.

“Pemco’s efforts last year to improve productivity and to diversify the core business are beginning to yield positive results,” stated Ronald Aramini, President and Chief Executive Officer. “First quarter sales at our Commercial Services Segment (CSS) increased over 60% and sales at our Manufacturing and Components Segment (MCS) increased 99%. While the volume is down in the Government Services Segment (GSS), we have improved profit margins over the past three quarters by focusing on more efficient operations and a reduction of flow days to perform the maintenance and modification services on KC-135 aircraft.”

Mr. Aramini further commented that “before the GSS process improvements, we utilized 60% of the hanger facility for the KC-135 program; after implementation we utilize only 30%. Thus we have considerable hanger space for new business. Pemco Aeroplex now provides to its military maintenance customers and partners, Boeing, Lockheed and L3, growth capability and continued excellent quality at cost effective pricing. We believe that new business opportunities exist that can utilize fully our facilities. We expect our CSS commercial modification partnerships with Taikoo (Xiamen) Aircraft Engineering Co. Ltd. (“TAECO”) in Mainland China and Malaysian Airline System (“MAS”) for B737 cargo conversions to show growth in late 2005 and beyond. Also, we believe that the airline maintenance outsourcing business is growing. Our MCS in Chatsworth, CA, has recently won several contracts, including one from Lockheed Martin related to the National Missile Defense Targets and Countermeasures Program, and other customers that position it well for revenue growth in 2005 and beyond. We expect 2005 to serve as a return to profitability and a stepping stone for future growth.”

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PAGI Reports First Quarter 2005 Results

May 10, 2005

First Quarter 2005 vs. 2004 Results

Summary of comparative results for the quarter ended March 31:

(Dollars In Millions)

	2005	2004	% Change
Revenue	$44.05	$43.25	1.9%
Gross Profit	8.18	8.94	(8.5)%
Operating Income	2.38	1.91	24.6%
Income Before Taxes	1.94	1.69	14.8%
Net Income	1.16	1.04	11.5%
EBITDA*	3.29	2.95	11.5%

*	A description of the Company’s use of non-GAAP information is provided below under “Use of Non-GAAP Financial Measures.” A reconciliation of net income to EBITDA is provided at the end of this release.

Revenue increased 1.9% to $44.0 million in 2005 on the strength of higher sales in CSS and MCS. This was partially offset by a decrease in GSS sales. Gross profit decreased $0.8 million due to lower volume in GSS. Operating income increased $0.5 million due to a $1.2 million reduction of selling, general and administrative (“SG&A”) expenses.

Summary of revenue by segment for the quarter ended March 31:

(Dollars In Millions)

	2005	2004	% Change
Government Services (GSS)	$21.47	$29.58	(27.4)%
Commercial Services (CSS)	19.56	12.16	60.9%
Manufacturing and Components (MCS)	3.55	1.78	99.4%
Less Intercompany	(0.53)	(0.27)	96.3%
Total Revenue	44.05	43.25	1.9%

GSS revenue decreased $8.1 million primarily as a result of decreased sales under the KC-135 Programmed Depot Maintenance (“PDM”) program for both routine and non-routine services. During the first quarter of 2005, revenue from routine KC-135 services decreased $3.6 million due to the GSS delivering fewer KC-135 PDM aircraft compared to the same period of 2004. In addition, GSS experienced a change in workscope between quarters that decreased revenue from routine services. The amount of non-routine services performed per KC-135 PDM aircraft, which varies with each aircraft based on model and condition, decreased $4.6 million. The $4.6 million reduction was attributable to an overall decrease in the number of aircraft inducted into the PDM process, a reduction of flow days for KC-135 aircraft and differences in aircraft condition. Non-routine maintenance services and material sales on C-130 aircraft under contracts with the U.S. Navy and U.S. Coast Guard decreased $0.5 million and $0.2 million, respectively. The decreases in revenue were partially offset by sales of approximately $0.7 million related to the delivery of two aircraft under a new contract to perform painting services for the U.S. Air Force.

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PAGI Reports First Quarter 2005 Results

May 10, 2005

CSS revenue increased $7.4 million due to increased maintenance, repair and overhaul (“MRO”) revenues of $4.2 million, increased revenue in passenger-to-cargo conversion services of $2.9 million, and increased revenue of $0.3 million from engineering services. MRO revenues increased due to a diversifying customer base. During the first quarter of 2005, approximately 65% of MRO revenue was generated from a major passenger airline compared to 99% during the same period of 2004.

MCS revenue increased $1.8 million due to a $1.4 million increase in revenue at Space Vector and a $0.4 million increase in revenue at Pemco Engineers. Space Vector’s revenue increased due to additional work awarded on U.S. government launch vehicle programs. Pemco Engineers’ revenue increased due to strengthening demand for aircraft cargo system parts.

Cost of sales increased $1.6 million, or 5%, to $35.9 million during 2005. Approximately $0.6 million of the increase was the result of the higher sales base. The remaining increase in cost of sales was the result of a change in business mix from GSS to CSS. Historically, GSS has maintained a higher gross profit margin than CSS due to the efficiencies gained from higher volumes of work. Gross profit decreased $0.8 million as a result of the changes in business mix.

SG&A expenses decreased $1.2 million, or 17.4%, to $5.8 million in 2005. As a percentage of sales, SG&A expenses decreased to 13.2% in 2005 from 16.2% in 2004. The decrease in SG&A expense is primarily attributable to approximately $0.9 million in accounting and legal charges during the first quarter of 2004 related to the 2003 financial statement audit and the restatement of the Company’s financial statements filed in connection with the first three quarters of 2003.

* Use of Non-GAAP Financial Measures

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the Company’s performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of cash generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the reconciliation of net income to EBITDA at the end of this release.

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PAGI Reports First Quarter 2005 Results

May 10, 2005

About Pemco

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama and California, performs maintenance and modification of aircraft for the U.S. Government and for foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “believe,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: changes in global or domestic economic conditions; the loss of one or more of the Company’s major customers; the Company’s ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company’s customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; material weaknesses in the Company’s internal control over financial reporting; regulatory changes that adversely affect the Company’s business; loss of key personnel; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.

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PAGI Reports First Quarter 2005 Results

May 10, 2005

PEMCO AVIATION GROUP, INC.

(In thousands except per share information)

	First Quarter Ended March 31,
	2005	2004
Sales:
Government Services Segment	$21,465	$29,581
Commercial Services Segment	19,563	12,159
Manufacturing and Components Segment	3,552	1,776
Inter-segment Revenue	(532)	(269)

Total Sales	44,048	43,247

Cost of Sales	35,864	34,312

Gross Profit	8,184	8,935

Selling, General and Administrative Expenses	5,805	7,025

Income from Operations	2,379	1,910

Other expense:
Interest expense	442	225

Income Before Income Taxes	1,937	1,685
Provision For Income Taxes	778	649

Net Income	$1,159	$1,036

Weighted Average Common Shares Outstanding:
Basic	4,105	4,045

Diluted	4,411	4,544

Net Income Per Common Share:
Basic	$0.28	$0.26

Diluted	$0.26	$0.23

EBITDA Reconciliation*
Net Income	$1,159	$1,036
Interest	442	225
Taxes	778	649
Depreciation and Amortization	906	1,039

EBITDA	$3,285	$2,949

*	See note above on Use of Non-GAAP Financial Measures.

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